Exhibit 5.1

John-Paul Motley +1 213 561 3204 jpmotley@cooley.com

March 31, 2023

Veritone, Inc.

2420 17th St., Office 3002

Denver, CO 80202

Re: Veritone, Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Veritone, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 1,425,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), consisting of (a) 750,000 shares of Common Stock issuable pursuant to the Company’s 2017 Stock Incentive Plan (the “2017 Plan”), (b) 250,000 shares of Common Stock issuable pursuant to the Company’s Employee Stock Purchase Plan (the “ESPP”) and (c) 425,000 shares of Common Stock issuable pursuant to the Company’s Amended and Restated Inducement Grant Plan (together with the 2017 Plan and the ESPP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Plans, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Cooley LLP 355 South Grand Avenue, Suite 900 Los Angeles, CA 90071
t: (213) 561-3250 f: (310) 883-6500 cooley.com

Sincerely,

Cooley LLP

By: /s/ John-Paul Motley

John-Paul Motley

Cooley LLP 355 South Grand Avenue, Suite 900 Los Angeles, CA 90071
t: (213) 561-3250 f: (310) 883-6500 cooley.com